Exhibit 16.1

October 30, 2003

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read the information under the heading “Change in Independent Accountants” included in Swift & Company’s Form S-4 dated October 30, 2003, and we agree with the statements made in paragraphs 1 and 2 therein. We have no basis on which to agree or disagree with the statements made in paragraph 3.

Yours Truly,

/S/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Omaha, Nebraska